Exhibit 99.4

Date:	Wednesday 09\18\24

To:	All Playtikans

From:	Robert Antokol, CEO

Subject: Playtika Welcomes SuperPlay

Dear Playtikans,

I’m excited to announce that we’ve officially entered into a definitive agreement to acquire SuperPlay, creators of the hit mobile games Dice Dreams and Domino Dreams. SuperPlay is an innovative and rapidly growing mobile gaming company located near our headquarters in Israel. This deal marks one of the largest in the global mobile gaming industry this year and the biggest in Playtika’s history.

Founded in 2019, SuperPlay has quickly become one of the fastest-growing mobile game developers. Dice Dreams and Domino Dreams have seen rapid growth, with both games achieving impressive engagement, attracting 1.7 million Average Daily Active Users. In addition, two more games are currently in development.

This acquisition also marks a personal homecoming for co-founders Gilad Almog and Eyal Netzer, who will be rejoining us in an exciting new capacity. Their passion and innovation align perfectly with our culture, and together, we’re ready to take on new challenges and unlock new opportunities.

With the addition of SuperPlay, we strengthen our position in the growing Coin Looter category and elevate Playtika’s portfolio with 2 more games now featured in the U.S. Top 100 mobile games.

SuperPlay’s talented team of approximately 300 members and contractors, located in Israel, Poland, Romania, and Ukraine, will continue to operate independently under the leadership of Gilad and Eyal.

We are confident that their creativity and passion for exceptional gaming, combined with our market-leading resources, will drive even greater success in the future.

This acquisition, following the Innplay acquisition last September, underscores our ongoing commitment to innovation and growth in the region.

As always, this success is only possible thanks to your continued dedication and hard work, and I’m incredibly proud of what we’ve achieved together.

Please join me in celebrating this milestone. We look forward to officially welcoming SuperPlay to the Cheetah team, with the deal expected to be finalized in Q4, pending customary closing conditions.

Let’s continue to innovate, collaborate, and grow—together.

Robert